Exhibit 99.1

Castellum, Inc. Announces the Award of NAVAIR Contract for ALRE V2MMS

Bethesda, Maryland – January 23, 2023 – Castellum, Inc. (NYSE-American: CTM) announces the award of the NAVAIR Aircraft Launch & Recovery Equipment (ALRE) V2 Maintenance Management System (V2MMS) contract to its subsidiary Specialty Systems, Inc. (SSI). This award extends the duration and scope of an existing contract and is worth a total of $1.9 million including $1.1 million to be recognized in calendar 2023. The V2MMS software application will be integrated into the existing Aviation Data Management and Control System (ADMACS) used on all active US Navy aircraft carriers, answering the Navy carrier fleet’s heavy demand for the capabilities to be delivered. Under this contract, SSI will introduce its NAVAIR customer to a new paradigm for the rapid development and deployment of software applications, paving the way for addressing additional demand for the redesign of many legacy Navy software applications.

“We are thrilled that NAVAIR continues to value the work that we have done and are pleased to have received this extended and expanded scope of work,” said Mark Fuller, President, and CEO of Castellum. “Castellum continues to work closely with NAVAIR on multiple fronts to provide the necessary expertise to meet mission critical requirements.”

“Our relationship with this valuable customer has extended for more than two decades,” said Emil Kaunitz, President of SSI. “We have consistently delivered a high caliber of work for NAVAIR and look forward to continuing to grow this relationship.”

About Castellum, Inc.  Castellum, Inc. (NYSE-American: CTM) is a defense-oriented technology company which is executing strategic acquisitions in the cyber security, information technology and software, information warfare, and electronic warfare and engineering services space - http://castellumus.com/

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters disclosed at www.sec.gov. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: 646.893.5835 x1

Email: lisa@skylineccg.com; info@castellumus.com